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                                                           Exhibit 99.1


                        [letterhead of Deutsche Bank Securities Inc.]


                                         April 3, 2000


The Board of Directors
Millennium Predictive Medicine, Inc.
640 Memorial Drive
Cambridge, Massachusetts 02139


Members of the Board:

          We hereby consent to the inclusion of our opinion letter to the Board of Directors of Millennium Predictive Medicine, Inc. ("Millennium Predictive") as Appendix B to the Information Statement/Prospectus of Millennium Predictive and Millennium Pharmaceuticals, Inc. ("Millennium Pharmaceuticals") relating to the proposed merger transaction involving Millennium Predictive and Millennium Pharmaceuticals. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



                          By: /s/ Deutsche Bank Securities Inc.
                             --------------------------------------------
                                 DEUTSCHE BANK SECURITIES INC.